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                                                               EXHIBIT 99.4
                                     [LETTERHEAD]


                                     May 13, 1999



VIA FEDERAL EXPRESS
-------------------

Mr. Michael Lovern, Sr.
President
Trial Management Associates, Inc.
8972 Quioccasin Road
Suite 172
Richmond, VA 23229

Dear Mr. Lovern:

     I have been asked by Youbet.com, Inc. (the "Company") to respond to your letter of May 11, 1999 addressed to Mr. Robert Fell and the other directors of the Company. The Company's practice is to consider all matters brought before it and, accordingly, your proposal is being reviewed by the Company. However, such review should not be construed as an expression of interest on the part of the Company.

     In connection with that review, we have some preliminary questions, especially since your proposal would apparently entail the Company backing away from its pending public offering. (As you are aware, the Company filed on May 11, 1999 Amendment No. 1 to its registration statement prepared in connection with that offering).

     At the outset, we would like you to explain why you believe it is in the Company's best interests at this time to issue to you or your group 30,000,000 new shares of Company stock at $6.50 per share when the stock is trading publicly at prices substantially above $6.50. Your own letter indicates that if you could purchase 60% of the outstanding shares in the market, you believe you would have to pay $16.50 per share. In fact, in a tender offer situation, you would probably have to pay a significant premium to market.

     You also indicate that you would propose to exchange 5.1 million warrants for 5.5 million warrants. Please explain what this is about and what the point of that would be.

     As for the convertible notes, I previously explained to you that they may not be redeemed

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Mr. Michael Lovern, Sr.
May 13, 1999
Page 2


without the consent of the noteholders until April 2001, and even then the noteholders would have the opportunity to convert. Additionally, if the Company did issue shares to you or your group at $6.50 per share, the note conversion rate would be reduced to $6.50 per share.

     Finally, even if further analysis of your proposal suggests that it has any viability, the Company would need you to provide credible evidence of your ability to finance the transaction before it could be given any further consideration.

                                  Very truly yours,

                                  /s/ Gary N. Jacobs

                                   Gary N. Jacobs
                       of CHRISTENSEN, MILLER, FINK, JACOBS,
                            GLASER, WEIL & SHAPIRO, LLP

GNJ:lf


cc:  The Board of Directors
        Youbet.com, Inc.